Exhibit 99.2

PRESS RELEASE
Evergreen Solar Signs Contract Manufacturing Agreement with Jiawei Solar
Wuhan Government to Provide $33 Million
for Evergreen Solar’s 100 MW Wafer Manufacturing Plant
Marlboro, Massachusetts and Wuhan, China, July 30, 2009 — Evergreen Solar, Inc. (NasdaqGM: ESLR), a manufacturer of String Ribbon™ solar power products with its proprietary, low-cost silicon wafer technology, today announced it has finalized its agreements with Jiawei Solarchina Co., Ltd., and the Wuhan Government’s Hubei Science & Technology Investment Co., Ltd. (“HSTIC”). Under these agreements:
•	Evergreen Solar will manufacture String Ribbon wafers using its state-of-the-art Quad furnaces at a leased facility being built by Jiawei in Wuhan, China on Jiawei’s campus.

•	Jiawei will convert the String Ribbon wafers into Evergreen Solar-branded panels on a contract manufacturing basis.

•	Evergreen Solar will reimburse Jiawei for its cell and panel conversion costs, plus a contract manufacturing fee. The actual price paid to Jiawei will be negotiated annually.

•	Evergreen Solar will invest $17 million in cash and equipment in the Wuhan String Ribbon operation. HSTIC will provide Evergreen Solar $33 million of 7.5% financing, which Evergreen Solar must repay no later than July 2014. Jiawei will make a similar investment for its cell and panel operations with the support of HSTIC.

•	Initial capacity will be approximately 100 MW. Factory construction has begun and the parties expect that wafer, cell and panel production will begin in the spring of 2010.

•	The parties intend to expand production capacity of their respective manufacturing operations to approximately 500 MW by 2012, the timing and extent of any potential expansion will be determined in 2010.

•	Evergreen Solar and Dynamic Green Energy, Ltd, Jiawei’s parent company, have agreed to exchange warrants representing 1% of their outstanding shares. These warrants will have a five-year term and may be exercised for 20% of the warrant shares for each incremental 95 MW of production capacity achieved.
“Our String Ribbon wafer technology, combined with Jiawei’s low-cost manufacturing capabilities, should enable our products to stand out distinctly among customers seeking both value and dependability for their solar energy solutions,” commented Richard M. Feldt, Chairman, President and CEO. “As we reach the 25 MW quarterly capacity by the end of 2010, we expect total manufacturing costs of our String Ribbon panels produced in China to be in the range of $1.40 per watt to $1.50 per watt with both companies working aggressively to further improve technological performance as well as reduce manufacturing costs. Our mutual goal is to drive conversion efficiency and manufacturing performance so that panels are produced at the $1.00 per watt level by no later than 2012.”

About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon™ solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® and String Ribbon™ are trademarks of Evergreen Solar, Inc.
About Jiawei Solarchina Co., Ltd. Inc.
Jiawei Solarchina Co., Ltd. Inc., through its subsidiary Jiawei Solar (Wuhan) Co. Ltd., is a fully integrated manufacturer of solar products serving OEM and ODM customers around the world, including SunPower Corporation. Jiawei offers its global customers high-performance solar products for a broad range of applications including residential and commercial end-users for off-grid and on-grid applications. The Company is dedicated to providing its world-class customer base with innovation, manufacturing excellence and superior product quality. For more information about Jiawei Solar, please visit www.solarchina.com.hk.
About Hubei Science & Technology Investment Co., Ltd.
Hubei Science & Technology Investment Co., Ltd. (“HSTIC”) is a state owned investment company focusing on science and technology development with registered capital of approximately 2.8 billion of RMB ($410M USD). HSTIC is composed of the Administrative Committee of Wuhan East Lake High-Tech Development Zone and its holding company, Optics Valley Investment Company, Hi-Tech Productivity Enhancement Center and Overseas Scholar Incubation Company. The Hubei state government and Wuhan city government have announced HSTIC will manage 10 billion RMB funded by the National Development Bank to develop central China. According to Hubei state government’s planning, 6 billion of RMB will be dedicated to Wuhan East Lake High-Tech Development Zone.
Safe Harbor Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations or beliefs. Such forward-looking statements include, but are not limited to, those related to the establishment of an Evergreen Solar wafer manufacturing facility in China, the future manufacturing capacity from the Evergreen Solar and Jiawei operations and manufacturing costs of Evergreen Solar’s products. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including risks associated with: the company’s ability to manufacture its wafers in China; Jiawei’s ability to convert those wafers into cells and panels; the company’s ability to sell all of the solar panels it is required to purchase from Jiawei; various economic factors such as credit market conditions that may impact future expansion of operations or the market for solar power products; and other risks and uncertainties identified in the company’s filings with the Securities and Exchange Commission. Evergreen Solar disclaims any obligation to update or revise such statements for any reason.

CONTACT:
Evergreen Solar, Inc.
Michael McCarthy
Director — Investor Relations
mmccarthy@evergreensolar.com
Phone: 508-251-3261